Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference of our report dated January 24, 2025 in the Registration Statement on Form S-8, relating to the audit of the consolidated balance sheets of Ping An Biomedical Co., Ltd. (the “Company”, previously named "Majestic Ideal Holdings Ltd") as of September 30, 2024 and 2023, and the related consolidated statements of income and comprehensive income, stockholders’ equity and cash flows for each of the years in the two-year period ended September 30, 2024, and the related notes (collectively referred to as the “financial statements”).

We also consent to the Company’s reference to WWC, P.C., Certified Public Accountants, as experts in accounting and auditing.

/s/ WWC, P.C.
San Mateo, California	WWC, P.C.
November 10, 2025	Certified Public Accountants
PCAOB ID: 1171